For further information, contact: Ronald Frank (716) 684-8060
For immediate release…

ECOLOGY AND ENVIRONMENT, INC. ANNOUNCES
INTENTION TO SELL COSTA RICAN SHRIMP FARM

Buffalo, New York, July 2, 2003

As a result of the recent losses associated with the white spot virus, management has decided to put its shrimp farm in Costa Rica up for sale.  It is anticipated the eventual sale will be within the next 12 months.  To effect the sale, ads will be placed in industry publications worldwide and reputable brokers will be solicited to promote the sale.  Operations at the farm have been curtailed and final harvest of active ponds will be completed by the end of the Company's fiscal year, July 31, 2003.

Ecology and Environment, Inc. is headquartered in Lancaster, New York, a suburb of Buffalo.  Its common stock is listed on the American Stock Exchange under the symbol EEI.   E & E can be located on the World Wide Web at www.ene.com.